Exhibit 99.1

For Immediate Release

For Further Information, contact:	William M. Griffith, Jr. President & CEO United Financial, Inc. 336-226-1223

United Financial Reports 3rd Quarter Results

Graham, N.C.—United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter ended September 30, 2003. Alamance National Bank, with the consent of its shareholders, reorganized and became a wholly owned subsidiary of United Financial, Inc. (the “Company”) effective at the end of business on September 30, 2002. Per share amounts have been adjusted to reflect a 5 for 4 stock-split paid February 17, 2003.

For the three months ended September 30, 2003, the Company reported net income (unaudited) of $162,000, a decrease of $35,000 from net income of $197,000 for the quarter ended September 30, 2002. Earnings per share (both basic and diluted) were $.10 the quarter ended September 30, 2003, compared with a per share profit (both basic and diluted) of $.12 for the quarter ended September 30, 2002.

Net income (unaudited) for the nine months ended September 30, 2003 was $621,000, an increase of $153,000 from $468,000 earned during the first nine months of 2002. Basic earnings per share were $.38 for the nine months ended September 30, 2003, compared with $.31 for the nine months ended September 30, 2002. Diluted earnings per share were $.37 for the nine months ended September 30, 2003 compared with $.31 during the same period last year. Earnings during 2003 include gains from the sale of investments of $215,000, compared with $13,000 during 2002. In addition, earnings during the first nine months of 2002 include gains from the sale of SBA loan guarantees of approximately $44,000. Excluding gains from the sale of investments and SBA loan guarantees, earnings have decreased slightly, from $411,000 during the first nine months of 2002 to $406,000 during the same period in 2003.

The Company reported assets of $135 million at September 30, 2003 compared with $124 million at September 30, 2002, an increase of $11 million or 9%. Net loans were $91 million at September 30, 2003, compared with $89 million at September 30, 2002. Investments were $32 million at September 30, 2003, compared to $21 million at September 30 2002, an increase of $11 million or 52%. Deposits have increased from $96 million at September 30, 2002 to $106 million this year, an increase of $10 million or 10%. The Company reported shareholders’ equity of $10 million at September 30, 2003 and 2002.

For the three months ended September 30, 2003, net interest income, before the provision for loan loss, decreased from approximately $1,000,000 to approximately $978,000. This decrease is due primarily to declining interest margins which the Company has experienced for the past several quarters. The Company’s net interest margin, or net yield on average earning assets, declined from 3.73% in the third quarter of 2002 to 3.13% in 2003. The decline in margin is due primarily to declining yields on earning assets as commercial and consumer loans have either repriced or have been refinanced at reduced rates, as well as lower investment yields due to increased prepayments on mortgage-backed securities.

For the three months ended September 30, 2003, non-interest income increased $118,000, from approximately $113,000 in 2002 to $231,000 in 2003. The improvement is due primarily to increased fees from the sale of mortgage loans as well as higher fees charged on deposit accounts. Non-interest expense increased 23% for the three months ended September 30, 2003 compared with the same quarter of the prior year, from $815,000 to $1 million.

For the nine months ended September 30, 2003, net interest income, before the provision for loan loss, decreased from approximately $3 million to approximately $2.8 million. Consistent with the quarterly results, this decrease is due primarily to compression in net interest margins. The Company’s net interest margin declined from 3.92% to 3.08%. The decrease is due primarily to reduced yields in both the loan and investment portfolios.

For the nine months ended September 30, 2003, non-interest income, excluding gains from investments and SBA loan guarantees, increased $241,000, from approximately $367,000 in 2002 to $608,000 in 2003. The improvement is due primarily to increased fees from the sale of mortgage loans as well as higher fees charged on deposit accounts. Non-interest expense increased 17% for the nine months ended September 30, 2003 compared with the same quarter of the prior year, from $2.4 million to $2.8 million.

The Company’s provision for loan losses was $35,000 and $145,000 for the three and nine months ended September 30, 2003, respectively. This compares with $150,000 and $590,000 for the corresponding periods in 2002. At September 30, 2003, the Company’s allowance for loan loss was 1.62% of gross loans, compared with 1.81% at September 30, 2002. The Company had net charge-offs of $49,000 and $229,000 for the three and nine months ended September 20, 2003, respectively. This compares with $54,000 and $117,000 for the corresponding periods in 2002. The Company’s non-performing assets were approximately $1.6 million at September 30, 2003, compared with approximately $1.3 million at September 30, 2002 and $1.7 million at December 31, 2002. Non-accrual loans were $1.1 million at September 30, 2003, compared with $632,000 at September 30, 2002 and $918,000 at December 31, 2002. Real estate owned was $25,000 at September 30, 2003, compared with $99,000 at September 30, 2002.

William M. Griffith, Jr., President and CEO, stated that the Company made significant progress in reducing the level of nonperforming assets during the quarter. At June 30, 2003, the level of nonperforming assets totaled $2.7 million. “During the third quarter, we were able to remove approximately $800,000 in nonaccrual loans from our portfolio. While we are pleased with the progress we made during the quarter, we recognize that the level of nonperforming assets is still too high, and are working to improve overall credit quality.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities & Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223